Exhibit 99.6

DEED OF GUARANTEE

To:	Hang Seng Bank Limited

1.	Consideration

In consideration of

(i)	your agreeing at my/our request to make or continue to make advances or otherwise giving credit or affording banking facilities (including inter alia the issue of guarantees and/or counter-guarantees by you at the request of the Principal as hereinafter defined guaranteeing the debts and/or liabilities of the Principal and/or third parties or your acceptance of guarantees by the Principal as hereinafter defined in your favour guaranteeing the debts and liabilities due by third parties to you) from time to time on such terms and for so long as you may in your sole and absolute discretion think fit to
A-MAX TECHNOLOGY COMPANY LIMITED*

(hereinafter called “the Principal”), either alone or jointly with any other persons; OR

(ii)	your withholding of proceedings against or not making immediate demand for payment from the Principal or me/us or any one or more of us for so long and on such terms as you may at your sole and absolute discretion think fit.

Guarantee

I, the undersigned, HEREBY AGREE TO PAY and SATISFY to you (and in case where there are more than one undersigned, we, the undersigned, HEREBY JOINTLY AND SEVERALLY AGREE TO PAY and SATISFY to you) ON DEMAND all sums of money debts and liabilities whether certain or contingent whether now or at any time hereafter or from time to time owing or incurred to you from or by the Principal (or if more than one Principal, any one or more of them) in any manner howsoever or on any account whether as principal or surety and whether alone or jointly with any other person firm or corporation or from any firm in which the Principal (or, if more than one Principal, any one or more of them) may be a partner and in whatever name style or firm including (but without limiting the generality of the foregoing):-

(a)	any or all sum or sums due owing and/or payable to you by the Principal and/or any one or more of them under any undertakings contracts and/or engagements, bills, drafts, notes, loans or credit, banking, credit card or other facilities of whatsoever nature, overdraft, accommodation, loans, advances, documentary or other credits, guarantees and/or indemnities given by the Principal and/or any one or more of them in your favour, and/or any or all dealings and/or transactions in connection with the collection negotiation purchase and/or discounting of bills;

(b)	interest accrued or to be accrued;

(c)	commissions, fees and other charges;

(d)	legal and other costs and expenses for the recovery of payment from the Principal or any one or more of them and/or for the enforcement and realization of any securities and/or guarantees (on a full indemnity and solicitor-client basis); and

(e)	any other costs expenses disbursement and/or payment of whatsoever nature liable to be reimbursed or otherwise payable by the Principal or any one of them to you.

# [PROVIDED ALWAYS that the total liability ultimately enforceable against me/us under this guarantee shall not exceed in the aggregate the sum of Hong Kong Dollars FIFTEEN MILLION ONLY (HK$15,000,000.00) and interest thereon at such rate or rates as you may from time to time for the time being charge your customers on overdrawn accounts from the date of demand by you for payment to the date of actual payment. For the avoidance of doubt, this guarantee shall not secure any further amount of facilities beyond that specified above unless with my/our consent.]

2.	Charge

In further consideration of the foregoing I/we the undersigned by way of continuing security hereby charge the moneys standing to the credit of my/our accounts with you or of the accounts of any one of us with you and all moneys that may be owing by you to me/us or any one of us for any reason and on any account whatever in respect of all my/our liabilities to you whether certain or contingent at any time outstanding and I/we hereby authorise you without further notice to me/us or any of us to apply such moneys as you may think fit in satisfaction of the said liabilities.

3.	Continuing security

This guarantee shall not be considered as satisfied by any intermediate payment or satisfaction of the whole or any part of any sum or sums of money owing as aforesaid but shall be a continuing security and shall extend to cover any sum or sums of money which shall for the time being constitute the balance due from the Principal to you upon any such account as hereinbefore mentioned.

4.	Determination

This guarantee shall be binding as a continuing security on me/us and on the estate(s), successor(s), assign(s), personal and/or legal representative(s) of me/us and each and every one of us until the expiration of three calendar months from the date of the actual receipt by you of such notice of determination to determine or discontinue this guarantee to be given by:-

(a)	if there is only one undersigned, me or in the event of my death or becoming under disability, my personal or legal representative(s) (as the case may be); or

(b)	if there are more than one undersigned, all of the undersigned jointly together or in the event of the death or becoming disability of one or more of us, the personal or legal representative(s) of each and every one of us so died or under disability (as the case may be) jointly together with all of us who survive or are not under disability, if any.

Provided that such determination shall not release me/us from this guarantee in respect of any liability actual or contingent accrued or not yet accrued owing or incurred by the Principal to you as aforesaid during the currency of this guarantee but not maturing due or accrued till after the determination of this guarantee.

5.	Opening of fresh account

In the event of this guarantee ceasing for any cause whatsoever to be binding as a continuing security of me/us or my/our respective legal representatives executors or administrators you will be at liberty without thereby affecting your rights hereunder to open a fresh account or accounts and to continue any then existing account with the Principal and no moneys paid from time to time into any such account or accounts by or on behalf of the Principal and subsequently drawn out by the Principal shall on settlement of any claim in respect of this guarantee be appropriated towards or have the effect of payment of any part of the moneys due from the Principal at the time of this guarantee ceasing to be so binding as a continuing security or of the interest thereon unless the person or persons paying in such moneys shall at the time in writing direct you specially to appropriate the same to that purpose.

6.	Evidence of indebtedness

Any admission or acknowledgement in writing by the Principal or by any person authorised by the Principal of the amount of indebtedness of the Principal to you and any judgment recovered by you against the Principal in respect of such indebtedness shall be binding and conclusive on and against me/each of us and my/our respective executors administrators or legal representatives in all courts of law and elsewhere. A certificate by an officer of yours as to the money and liabilities for the time being due or incurred to you from or by the Principal shall be binding on me/each of us and conclusive evidence in any legal proceedings against me/us or any of us and my/our respective executors administrators or legal representatives in all courts of law and elsewhere.

7.	Indulgence

You shall be at liberty without notice to and/or consent of me/us and without thereby affecting your rights against me/us hereunder at any time at your sole and absolute discretion

(a)	to determine or reduce or limit or restrict or enlarge or vary or continue or renew any credit facility loan and/or advance to the Principal; and/or

(b)	to vary exchange renew discharge give up abstain from perfecting or release any securities held or to be held by you for or on account of the moneys intended to be hereby guaranteed or any part thereof; and/or

(c)	to hold over renew or give up in whole or part any bills and promissory notes mortgages charges liens or other securities received or to be received from the Principal either alone or jointly with any other person or persons or from any other person or persons in any manner; and/or

(d)	to compound with, grant indulgence, give time for payment or other accommodation, to accept compositions from and make any other arrangements with the Principal and/or any third party or parties including but not limited to any person or persons liable on any bills notes mortgages charges liens or other securities as aforesaid or any person liable jointly with or as surety of the Principal or any other person or persons; and/or

(e)	generally to grant to the Principal or to any other third party any time or indulgence.

In order to avoid doubt, it is hereby expressly declared that notwithstanding any composition, release, or arrangement by you with the Principal, and/or any person or persons liable under any securities or otherwise howsoever liable jointly with or as surety of the Principal or any other person or persons, the liability of me/us hereunder shall remain in full force valid and binding.

8.	Not to prejudice other securities, guarantees etc.

(a)	This guarantee shall be in addition to and not in substitution of any other guarantee or security in respect of any debt and/or liability of the Principal guaranteed hereunder given by me/us or any one or more of us or any other third party or parties.

(b)	This guarantee shall be in addition to and shall not be in any way prejudiced or affected by any collateral or other security now or hereafter held by you for all or any part of the money hereby guaranteed nor shall such collateral or other security or any lien to which you may be otherwise entitled or the liability of any person or persons not parties hereto for all or any part of the moneys hereby secured be in anywise prejudiced or affected by this present guarantee. And you shall have full power at your discretion to give time for payment to or make any other arrangement with any such other person or persons without prejudice to this present guarantee or any liability hereunder. And all moneys received by you from me/us or any of us or the Principal or any person or persons liable to pay the same may be applied by you to any account or item of account or to any transaction to which the same may be applicable.

9.	No proof in competition with bank

This present guarantee shall be construed and take effect as a guarantee of the whole and every part of the principal moneys and interest owing and to become owing as aforesaid and accordingly I am/we are not to be entitled as against you to any right of proof in the bankruptcy or insolvency of the Principal or other right of a surety discharging the Principal’s liability in respect of the principal debt unless and until the whole of such principal moneys and interest shall have first been completely discharged and satisfied. And further for the purpose of enabling you to sue the Principal or prove against the Principal’s estate for the whole of the moneys owing as aforesaid or to preserve intact the liability of any other party you may at any time place and keep for such time as you may think prudent any moneys received recovered or realized hereunder to and at a separate or suspense account to the credit either of me/us or any of us or of such other person or persons or transaction if any as you shall think fit without any intermediate obligation on your part to apply the same or any part thereof in or towards the discharge of the moneys owing as aforesaid or any intermediate right on my/our part to sue the Principal or prove against the Principal’s estate in competition with or so as to diminish any dividend or other advantage that would or might come to you to treat the liability of the Principal as diminished.

10.	No counter-security without consent of Bank

I/We have not taken in respect of the liability hereby undertaken by me/us on behalf of the Principal and I/we will not take from the Principal either directly or indirectly without your consent in writing any promissory note bill of exchange mortgage charge or other counter-security whether merely personal or involving a charge on any property whatsoever of the Principal whereby I/we or any person claiming through me/us by indorsement assignment or otherwise would or might on the bankruptcy or insolvency of the Principal and to the prejudice of you increase the proofs in such bankruptcy or insolvency or diminish the property distributable amongst the creditors of the Principal. And as regards any such counter-security as aforesaid which I/we may have taken or may take with such consent as aforesaid the counter-security shall be a security to you for the fulfilment of my/our obligations hereunder and shall be forthwith deposited by me/us with you for that purpose.

11.	No right to Principal’s securities unless Principal’s debt wholly repaid

I/We further agree and declare that until all money and liabilities due or incurred by the Principal to you shall have been paid or discharged no one of us paying off any sum recoverable hereunder or by any other means or on any other ground shall claim any set-off or counterclaim against the Principal in respect of any liability on the part of me/us or any of us to the Principal or claim or prove in competition with you in respect of any payment by me/us or any of us hereunder or be entitled to claim or have the benefit of any set-off counterclaim or proof against or dividend composition or payment by the Principal or his estate(s) or the benefit of any other security which you may now or hereafter hold for any money or liabilities due or incurred by the Principal to you or to have any share therein.

12.	Securities held by guarantor

Any security now or hereafter held by or for me/us or any of us from the Principal in respect of the liability of me/us or any of us shall be held in trust for you and as security for my/our liability hereunder.

13.	Lien

You shall so long as any moneys remain owing hereunder have a lien therefor on all securities now or hereafter held by you from or for me/us or any of us and all moneys now or hereafter standing to my/our credit or to the credit of the account of any of us with you whether on any current or other account.

14.	Set-off & currency conversion

In addition to any general lien or similar right to which you as bankers may be entitled by law, you may at any time, without notice to me/us, and notwithstanding any settlement of account or other matter whatsoever.

(i)	combine or consolidate all or any of my/our accounts (whether current, savings, deposit or of any other nature and whether subject to any notice or not) with and liabilities to you whatsoever and wherever situate for the purpose of setting off or transferring any sum or sums standing to the credit of any one or more of such accounts in or towards satisfaction of any of my/our liabilities to you on any other account or in any other respect whether such liabilities be present or future actual or contingent primary or collateral and joint or several (including but not limited to any or all sum or sums due by me/us to you hereunder) and you may at any time at your complete discretion covert any of my/our accounts into any currency by any lawful means at your disposal and at your rate of exchange (as conclusively determined by you) applicable on the day of passing the entry for the purpose of set-off or transfer without reference to me/us; and/or

(ii)	To apply securities in satisfaction of liabilities

apply in full or partial satisfaction of any of my/our liabilities to you on any account (including but not limited to any or all sum or sums due by me/us to you hereunder) all or any securities, valuables or other property which may be deposited with you in my/our name whatsoever and wherever situate and whether for safekeeping or otherwise and you shall not be liable for any loss arising from the sale or other disposition of any such securities, valuables or other property.

15.	Failure of Bank to take security

The liability of me/us or any of us shall not be affected by any failure by you to take any security or by any invalidity of any security taken or by any existing or future agreement by you as to the application of any advance made or to be made to the Principal or should this guarantee prove not to be binding on any one or more of us for any reason whatsoever in the case where the undersigned is more than one person.

16.	Notice

A notice or demand by you under this guarantee may be served by post and shall be deemed to have been duly served on the day following the day of posting if addressed to me/us or any of us or the legal representative(s) of me/us or any of us at the respective addresses given herein or last known to you in the Hong Kong Special Administrative Region, its return by the post office to you notwithstanding.

17.	Construction where Principal not an individual person

If it shall so happen that the name of the Principal hereinbefore inserted shall be that either of a firm or a limited company or other corporation or of any committee or association or other unincorporated body any of the provisions herein contained which shall be primarily and literally applicable to the case of a single and individual principal only shall be construed and take effect so as to give you hereunder a guarantee for the money owing from such Firm and every member thereof or from such limited company or corporation of committee or association or other unincorporated body as identical or analogous as may be with or to that which would have been given for the moneys owing from a single individual if the Principal had been a single individual. And any moneys shall be deemed to be so owing remaining due and unpaid as aforesaid notwithstanding any defect informalities absence invalidity or insufficiency in the borrowing powers of the Principal or in the exercise thereof which might be a defence as between the Principal and you and irrespective of whether the claim of such money owing remaining due and unpaid as aforesaid is enforceable valid and recoverable in law by you against the Principal my/our liabilities hereunder shall not be prejudiced diminished reduced or affected hereby. And further in case of a firm this guarantee shall be deemed to be a continuing guarantee of all moneys owing on any such account as hereinbefore mentioned from the persons or person from time to time for the time being carrying on business in the name of or in succession to the firm or from any one or more of such persons although by death retirement or admission of partners or other causes the constitution of the firm may have been in part or wholly varied. And in the case of a limited company or other corporation any reference to bankruptcy shall be deemed to be a reference to liquidation or other analogous proceedings and the moneys owing as aforesaid and hereby guaranteed shall be deemed to include any moneys owing in respect of debentures or debenture stock of such limited company or other corporation held by you or on your behalf. This guarantee shall be in addition to and not in substitution for any other guarantee or security for the Principal given by me/us of any of us or otherwise to you. The expression “you” wherever used herein includes and extends to your successors and assigns.

18.	Retention of guarantee

(a)	No assurance or security or payment which may be avoided on the bankruptcy, liquidation, reorganization or otherwise of the Principal or me/us or any one of us, (as the case may be) and no release, settlement or discharge which may have been given or made on the faith of any assurance, security or payment shall prejudice your right to recover from me/us or any one of us to the full extent hereof as if such assurance, security, payment, release, settlement or discharge (as the case may be) had never been granted, given or made and this guarantee shall continue to be effective or, as the case may be, shall be reinstated if at any time payment of any sums to you by the Principal or any other person or persons in purported satisfaction of the moneys and/or liabilities secured hereunder must be rescinded, or otherwise repaid, or restored by you upon the bankruptcy, liquidation, reorganization or otherwise of the Principal, or the persons making such payments (whether as a fraudulent preference or otherwise), and I/we shall make good the whole amount of any such repayment.

(b)	In the event of payment or satisfaction in full of all moneys or liabilities owing by the Principal to you and guaranteed by me/us hereunder, you shall at the request of me/us release or discharge this guarantee PROVIDED that notwithstanding the foregoing, you shall be entitled to retain this guarantee and/or any or all securities therefor for a period of SEVEN months after the said payment or satisfaction or (in the event of a bankruptcy petition or the commencement of winding-up of the Principal or other person or persons making the payment) for such further period as you may determine and to enforce this guarantee and/or any of all securities therefor as retained subsequently as if such release of discharge had not occurred.

19.	Guarantor to be liable as principal debtor

Independently of the above stipulations, I/we further agree to be liable as a principal debtor to you jointly and severally with the Principal for the payment of any moneys secured hereunder so that:-

(a)	This guarantee may be enforced against me/us without your first instituting legal proceedings against the Principal in the first instance or to join in the Principal as a party in the same proceedings against the guarantor,

(b)	In addition and without prejudice to Clause 17 hereinabove, should any debts and/or liabilities (which if valid or enforceable would be guaranteed by and the subject-matter of this guarantee) be or become wholly or in part invalid, unenforceable against or irrecoverable from the Principal as a result or arising out of any legal limitation disability or incapacity on or of the Principal and/or any other reasons or circumstances including but not limited to want of or inadequacy of the borrowing power of the Principal, the irregular or improper exercise of the borrowing power, the excise of the borrowing power concerned or the borrowing concerned by the Principal is ultra vires (in the case where the Principal in a limited company), the want of authority by any agent or person purporting to act on behalf of the Principal, I/we shall nevertheless be still liable to you for such debts and/or liabilities as if the same were wholly valid and enforceable and I/we were the sole and principal debtor in respect thereof and you shall not be concerned to see or enquire into the powers of the Principal or its officer, employees or agents purporting to act on its behalf,

(c)	I/We hereby waive all and any of my/our rights as surety which may at any time be inconsistent with any of the provisions of this guarantee.

20.	Death, bankruptcy etc, of Principal not to affect guarantee

This guarantee hereby created shall not be discharged or affected by the death bankruptcy insolvency or liquidation of the Principal but shall continue to be operative until determined as to future transactions by notice in writing given to you by me/us pursuant to Clause 4 hereof.

21.	Delay in exercising any right not to operate as a waiver thereof

No failure to exercise or enforce and no delay in exercising or enforcing on your part of any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or enforcement of any right, remedy, power or privilege hereunder operate as a waiver thereof, nor shall any single or partial exercise or enforcement of any right, remedy, power or privilege preclude any other further exercise or enforcement thereof, or the exercise or enforcement of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any right, remedy, power and privilege provided by law.

22.	Debt Collection Agent

I/We acknowledge and agree that you may appoint any person as your agent to collect any or all indebtedness owed by me/us to you and I/We shall be responsible for all costs and expenses which may be incurred by you for that purpose on each occasion.

23.	Disclosure to Debt Collection Agent

You shall have, and I/We admit and agree that you do have, the right to disclose to debt collection agency all personal data relating to me/us for that purpose on any occasion.

24.	Disclosure of Personal Data

I/We acknowledge and agree that all personal data relating to me/us (“the Data”) may be used and disclosed by you for such purposes and to such persons in accordance with your policies on use and disclosure of personal data as set out in statements, circulars, notices, or terms and conditions made available by you to customers from time to time. I/We agree that you may transfer the Data outside the Hong Kong Special Administrative Region, conduct matching procedures (as defined in the Personal Data (Privacy) Ordinance) using the Data and such other personal data and Information relating to me/us, disclose the Data to any non-group company of you for marketing purposes and provide banker’s or credit references in respect of me/us.

25.	Interpretation

In this guarantee, unless the contrary intention appears, words importing the masculine gender shall include females and corporations and words in the singular shall include the plural and words in the plural shall include the singular. Marginal notes are inserted for convenience of reference only and shall be ignored in the construction of this guarantee.

26.	Joint & Several Liability

(a)	It is hereby further declared that the expressions ‘We’, ‘us’ and/or ‘our’ shall include throughout all of us the undersigned and that the liability of each and every one of us under this guarantee shall be joint and several and this guarantee and every undertaking on our part herein is meant to be and shall be continued accordingly Provided Always That notwithstanding the foregoing you shall be at liberty, without any notice or reference to us or any one of us, to release or discharge any one or more of us from his or their obligations and/or liabilities under this guarantee or to accept any compromise or composition from or make and other arrangements with any one or more of us without thereby prejudicing or affecting your rights and remedies under this guarantee against the other or other of us.

(b)	It is hereby still further agreed and acknowledged that the expression ‘you’ shall include throughout this guarantee any or all of your offices and/or branches whether in the Hong Kong Special Administrative Region or abroad and this guarantee and every provision hereof is meant to be and shall be so construed accordingly. For the avoidance of doubt, this guarantee shall cover all debts and liabilities owing or incurred by or from the Principal to you anywhere in the world whether to any one or more of your offices and/or branches in the Hong Kong Special Administrative Region or abroad.

27.	Construction according to the Laws of Hong Kong

This guarantee and all rights, obligations and liabilities arising hereunder shall in all respects be governed, construed, enforces and take effect according to the laws of the Hong Kong Special Administrative Region. Further, in any and all disputes arising under this guarantee, the courts in the Hong Kong Special Administrative Region shall have jurisdiction Provided Always That such jurisdiction shall not be exclusive to the jurisdiction of any other courts. For purposes of proceedings in the Hong Kong Special Administrative Region, I/we appoint                                                               of                                                               to be my/our agent for the purpose of accepting process hereunder for the duration of this guarantee.

IN WITNESS of this Deed Guarantee, I/We have hereunto set my/our hand and seal/caused our Common Seal to be hereunto affixed this 26 day of January, 2005.

SEALED WITH the Common Seal	}	/S/ [Company sealed] E2-CAPITAL (HOLDINGS) LIMITED
of E2-CAPITAL (HOLDINGS) LIMITED
whose registered office is situate
at 43/F., Jardine House, One Connaught
Place, Central, Hong Kong by
Fung Ka Pun & Wong Sin Just, its
Director(s), in the presence of:-
[GRAPHIC APPEARS HERE]

SIGNED SEALED AND DELIVERED	}
by
of

In the presence of:-

Note:	1.	This guarantee consists of 4 pages. All the forms and conditions set out on these pages will be binding on you if you sign above.

	2.	The English version of this Guarantee shall prevail wherever there is a discrepancy between the English and Chinese version.